EXHIBIT 99.1

Capstone Turbine Reports Q3 Fiscal 2019 Financial Results

Company Reports Positive Trends from Revenue Diversity, New Distributor Support System and Newly Expanded Factory Rental Program

Q3 Fiscal 2019 Financial Results Webcast to be Held Today, February 7, 2019 at 1:45 PM PT, 4:45 PM ET

VAN NUYS, Calif., Feb. 07, 2019 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reports financial results for its fiscal third quarter ended December 31, 2018.

Financial Highlights of Fiscal 2019 Third Quarter and Subsequent Event:

  Capstone continued to achieve increased diversity with new orders secured from 20 distributors, representing 14 countries

  Book-to-bill ratio improves to 1.3:1, compared to 0.7:1 in the year-ago third quarter

  Capstone received $1.4 million for calendar year 2018, or 99.5%, of the expected funds from its new Distributor Support System, or DSS program, and announces the potential for approximately $2.4 million in funds from this innovative program for 2019

  Capstone deploys 3.6 megawatts of microturbines under the newly expanded factory rental program into the Permian Basin for one of the world’s largest oil and gas producers

  Subsequent to the end of the quarter, Capstone entered into a new $30.0 million three-year term note with Goldman Sachs to replace the company’s existing $15.0 million asset-based revolving credit facility and provide funding for growth initiatives

Business Update for Fiscal 2019 Third Quarter

During the quarter, Capstone further diversified its revenue mix and positioned its distribution channel for future revenue growth with a strategic focus on growing new business opportunities in Latin America, the Caribbean, Africa, and the Middle East. Simultaneously, the company is intensifying its efforts to reduce direct material costs, increase spare parts margins, expand long-term service contract attachment rates and develop new sources of recurring revenue, including a newly expanded factory long-term rental program and its DSS program.

The DSS program, which was initiated in January 2018, is expected to drive product revenue, accelerate distributor training and development, and drive a higher volume of customer lead generation and global brand awareness. These efforts coupled with the recent elimination of the Carrier perpetual royalty; the new liquidity provided by the Goldman Sachs $30.0 million term note; the pending Chatsworth facility cost elimination; ongoing collection of the previously reserved Russian receivable; tight cost controls; lean manufacturing practices and improved overhead absorption should yield stronger operating leverage and improve cash flow in the new fiscal year.

Despite headwinds in the quarter that included macroeconomic uncertainty, volatile commodity prices, geopolitical events, and an ongoing trade war with China, Capstone’s management team remained focused on the parts of the business it can directly control to facilitate improved results in the near future. Capstone continued to be focused on its mission to both generate positive cash flows and deliver a positive impact on the environment.

During the third quarter of fiscal 2019, Capstone shipped 10.3 megawatts across a diverse set of geographies and distributors with an additional 3.6 megawatts shipped for use in its new, high margin, recurring factory rental program. This totaled 13.9 megawatts of microturbines deployed in the quarter. The company booked new gross orders of approximately $13.2 million for a book-to-bill ratio of 1.3:1 in the third quarter. This compared with $10.2 million of new gross product orders booked during the year-ago third quarter for a book-to-bill ratio of 0.7:1.

During the third quarter management continued to make progress on several of its four key, strategic, long-term objectives as detailed below:

1.  Improve Quarterly Working Capital, Cash Flow and Balance Sheet

During the third quarter, the company generated cash of approximately $2.2 million from changes in working capital and net cash used in operating activities was $2,000, which was the lowest net cash used in operating activities in the last three quarters. This included approximately $0.7 million of revenue recognized in the quarter from its DSS program. Additionally, Capstone collected the scheduled payment of $400,000 from Turbine International which was recorded as bad debt recovery.

Subsequent to the end of the third quarter, on February 4, 2019, the company entered into a $30.0 million three-year term note with Goldman Sachs to replace the company’s existing $15.0 million revolving credit facility with Bridge Bank as part of its ongoing goal to support quarterly working capital, cash flow and liquidity, and to strengthen the balance sheet in support of the company’s revenue growth initiatives.

2.  Double-Digit Revenue Growth Through Accelerating Product Sales

Product revenue for the quarter was $10.1 million. The company builds to a fixed number of production slots for our microturbines each quarter, and during the third quarter, Capstone allocated four C1000 Signature Series systems production slots to its factory rental program. This was the primary driver in the lower product revenue as the rental units accounted for 3.6 megawatts valued at approximately $4.0 million. Despite not reaching our long-term revenue growth target in this quarter, management is encouraged by the company’s book-to-bill ratio of 1.3:1 in the third quarter of fiscal 2019 compared to 0.7:1 in each of the second quarter of fiscal 2019 and third quarter of fiscal 2018.

3.  Diversify the Company into New Market Verticals and New Geographies
One of the most important principles of building and managing a successful business over the long-run is diversification. This means ensuring that Capstone spreads its sales and marketing efforts across different geographies and market verticals to protect the company from being overly dependent upon a small set of geographies or market verticals. During the third quarter, Capstone continued to see increased interest from all over the world as demonstrated by the fact that orders were secured from 20 distributors, representing 14 countries.

  Energy Efficiency Vertical – CHP/CCHP - The company received energy efficiency orders from a global pharmaceutical company in California; an optical polymer manufacturer in Florida; a luxury resort in Jamaica; a global contract manufacturing leader; a pet food manufacturer and a plastic glove manufacturer in Mexico.

  Natural Resources Vertical – Oil & Gas - The company received orders for microturbines to power a gas gathering station that transports natural gas through the pipelines in the Utica Shale region; an onshore oil and gas production using associated or “flare” gas to provide electricity during onshore production in Southern California; an expanding midstream company’s natural gas operations in the Mid-Atlantic area of the United States; a variety of offshore platforms located off the coast of Malaysia and Brunei. Additionally, 3.6 megawatts of factory rental units were deployed to one of the world’s largest oil and gas producers in the Permian Basin.

  Renewable Energy Vertical - The company secured an order to power a landfill in Northern France using biogas as a fuel source. The units will be deployed with the company’s pre-engineered, integrated, combined heat and power (ICHP) configuration and equipped with a Capstone roof-mounted heat exchanger to produce electricity and thermal energy for the facility.

  Critical Power Supply Vertical - The company secured an order to upgrade multiple Capstone microturbines to a C200 microturbine for Benz Research & Development, a customer seeking to improve their resiliency in a hurricane-prone region in the United States.

  Microgrid Vertical - Notable orders during the quarter included a microturbine in China as part of a local utility microgrid project that also furthers the company’s presence in this key region. Other orders included nine ICHP microturbine systems with Capstone supplied onboard gas compression and for a manufacturer at a facility in Mexico.

4.  Increase Service/OpEx Absorption Percentage Driving Toward 100% Absorption

Gross margin for the third quarter of fiscal 2019 improved sequentially as a direct result of the improvements in the aftermarket service business which includes the Factory Protection Plan (FPP) long-term service contracts, DSS program and the newly expanded factory rental program. The high margin recurring revenue growth in Capstone’s aftermarket service business is key to reaching the company’s long-term profitability goals. Growth in these areas are the underlying drivers to Capstone’s path to achieving 100% absorption.

During the quarter, Capstone’s distribution partner, E-Finity Distributed Generation signed three separate long-term FPP multi-year service contracts representing 3.1 megawatts. These new contracts are for up to 15 years of scheduled and unscheduled maintenance coverage and will generate predictable long-term recurring revenue with high margins.

Financial Results for Fiscal 2019 Third Quarter

Total revenue for the third quarter of fiscal 2019 was $18.0 million, compared with $22.8 million in the year-ago third quarter.

Gross margin was $2.2 million, or 12% of revenue, compared with $5.0 million, or 22% of revenue, in the year-ago third quarter. The decrease in the gross margin was primarily the result of lower product revenue, an increase in warranty expense and higher unscheduled maintenance activities in the third quarter of fiscal 2019 compared to the same period last year.

Operating expenses for the quarter were $5.5 million compared with $5.0 million in the year-ago third quarter.

Net loss was $3.5 million compared with a net loss of $0.3 million in last year’s third quarter.

Loss per share was $0.05 compared to last year’s third-quarter loss per share of $0.01. Weighted average shares outstanding at the end of the third quarter of fiscal 2019 were 69.5 million compared with 46.8 million in the year-ago quarter.

Adjusted EBITDA loss was $2.3 million, compared to Adjusted EBITDA of $0.4 million a year ago third quarter. Adjusted EBITDA for the third quarter of fiscal 2019 compared to the same period last year was primarily impacted by the decrease in gross margin and less bad debt recovery. Adjusted EBITDA loss per share of $0.03 compared to last year’s third quarter Adjusted EBITDA per share of $0.01.

Cash, cash equivalents and restricted cash were $16.7 million as of December 31, 2018, compared to cash, cash equivalents and restricted cash of $19.4 million as of March 31, 2018..

Conference Call and Webcast
Capstone will host a live webcast February 7, 2019, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the third quarter fiscal 2019 ended December 31, 2018. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation
Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A DQS-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn and YouTube.

Safe Harbor Statement
This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “anticipates,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31,	March 31,
	2018	2018
Assets
Current Assets:
Cash and cash equivalents	$10,681	$14,408
Restricted cash	6,000	5,000
Accounts receivable, net of allowances of $5,356 at December 31, 2018 and $5,744 at March 31, 2018	13,225	15,968
Inventories, net	18,375	15,633
Prepaid expenses and other current assets	3,905	2,803
Total current assets	52,186	53,812
Property, plant, equipment and rental assets, net	5,150	2,859
Non-current portion of inventories	1,083	1,041
Intangible assets, net	243	411
Other assets	3,077	250
Total assets	$61,739	$58,373
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$15,686	$13,503
Accrued salaries and wages	1,357	1,588
Accrued warranty reserve	2,569	1,682
Deferred revenue	4,749	6,596
Revolving credit facility	10,736	8,527
Current portion of notes payable and capital lease obligations	190	192
Total current liabilities	35,287	32,088
Deferred revenue - non-current	1,163	—
Long-term portion of notes payable and capital lease obligations	246	130
Other long-term liabilities	369	396
Total liabilities	37,065	32,614
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 71,803,478 shares issued and 71,593,269 shares outstanding at December 31, 2018; 57,062,598 shares issued and 56,916,646 shares outstanding at March 31, 2018	72	57
Additional paid-in capital	901,261	889,585
Accumulated deficit	(874,928)	(862,225)
Treasury stock, at cost; 210,209 shares at December 31, 2018 and 145,952 shares at March 31, 2018	(1,731)	(1,658)
Total stockholders’ equity	24,674	25,759
Total liabilities and stockholders' equity	$61,739	$58,373

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue:
Product, accessories and parts	$13,310	$18,876	$49,022	$50,373
Service	4,720	3,885	12,371	11,403
Total revenue	18,030	22,761	61,393	61,776
Cost of goods sold:
Product, accessories and parts	12,534	15,471	45,109	43,059
Service	3,256	2,333	10,185	8,505
Total cost of goods sold	15,790	17,804	55,294	51,564
Gross margin	2,240	4,957	6,099	10,212
Operating expenses:
Research and development	891	957	2,713	3,244
Selling, general and administrative	4,574	4,057	15,535	13,815
Total operating expenses	5,465	5,014	18,248	17,059
Loss from operations	(3,225)	(57)	(12,149)	(6,847)
Other income (expense)	(23)	(12)	(44)	(8)
Interest income	—	—	—	9
Interest expense	(202)	(170)	(506)	(489)
Change in warrant valuation	—	(84)	—	(741)
Loss before provision for income taxes	(3,450)	(323)	(12,699)	(8,076)
Provision for income taxes	—	—	5	7
Net loss	$(3,450)	$(323)	$(12,704)	$(8,083)

Net loss per common share—basic and diluted	$(0.05)	$(0.01)	$(0.19)	$(0.18)
Weighted average shares used to calculate basic and diluted net loss per common share	69,542	46,760	65,469	45,465

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)

	Three months ended		Nine months ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss, as reported	$(3,450)	$(323)	$(12,704)	$(8,083)
Interest expense	202	170	506	489
Provision for income taxes	—	—	5	7
Depreciation and amortization	388	272	957	854
EBITDA	$(2,860)	$119	$(11,236)	$(6,733)

Stock-based compensation	292	102	743	409
Restructuring charges	300	58	1,072	277
Change in warrant valuation	—	84	—	741
Adjusted EBITDA	$(2,268)	$363	$(9,421)	$(5,306)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, restructuring charges and the change in warrant valuation. Restructuring charges include facility consolidation costs and costs related to the company’s cost reduction initiatives.

EBITDA and Adjusted EBITDA are not measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:

Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

Integra Investor Relations
Shawn M. Severson
415-226-7747
cpst@integra-ir.com